Exhibit 5.1

MORSE, ZELNICK, ROSE & LANDER, LLP

405 PARK AVENUE

NEW YORK, NEW YORK 10022

(212) 838-1177

December 22, 2009

BioCurex, Inc.

(f/k/a Whispering Oaks International, Inc.)

7080 River Road

Richmond, British Columbia V6X 1X5

CANADA

Dear Sirs:

We are acting as counsel to BioCurex, Inc. (formerly known as Whispering Oaks International, Inc.), a Texas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-1, designated as SEC File No. 333-162345, and all pre-effective amendments thereto (the "Registration Statement"), initially filed on October 5, 2009. The Registration Statement registers the offering and sale by the Company (the “Offering”) of the following securities (all of which are collectively referred to herein as the “Securities”):

(a)	up to 1,500,000 units (the “Units”), including Units covered by the underwriters’ over-allotment option and the Representatives’ Warrant (as defined in paragraph (e) below);
(b)	up to an aggregate of 105,000,000 shares (the “Shares”) of the Company’s common stock , par value $0.001 per share (the “Common Stock”) included in the Units;
(c)	up to up to an aggregate of 105,000,000 redeemable common stock purchase warrants (the “Warrants”) included in the Units;
(d)	up to an aggregate of 105,000,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”); and
(e)

a warrant covering up to 120,000 units identical to the Units to be issued to the representative of the several underwriters as additional compensation for acting as the managing underwriter of the offering (the “Representative’s Warrant”).

Each Warrant entitles the holder thereof to purchase one Warrant Share at any time during the five year period beginning on the effective date of the Registration Statement and will have an exercise price equal to 150% of the unit offering price divided by the number of shares included in a Unit. The Warrants are governed by the terms of a warrant agreement (the “Warrant Agreement”) between the Company and the Securities Transfer Corporation, as warrant agent. The Representative’s Warrant entitles the holder to purchase up to such number of Units as shall equal 10% of the Units sold in the Offering at a price per Unit equal to 120% of the Unit offering price. The Representative’s Warrant will be exercisable at any time during the four-year period beginning one year after the effective date of the Registration Statement.

In this regard, we have reviewed the Company's Articles of Incorporation, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that:

(i)	the Securities have been duly and validly authorized for issuance by all necessary corporate action by the Company;
(ii)

when issued and sold by the Company against payment therefore pursuant to the terms of the underwriting agreement between the Company and the representative of the several underwriters of the Offering (the “Underwriting Agreement”), the Units (other than the Units underlying the Representative’s Warrant) and the shares of Common Stock included in such Units will be validly issued, fully paid and non-assessable;

(iii)

when issued and sold by the Company against payment therefore pursuant to the terms of the Representative’s Warrant, the Units underlying the Representative’s Warrant and the shares of Common Stock included in such Units will be validly issued, fully paid and non-assessable;

(iv)

when issued and sold by the Company against payment therefore pursuant to the terms of the Underwriting Agreement or the Representative’s Warrant, as the case may be, and when the certificates therefore have countersigned by the Warrant Agent pursuant to the terms of the Warrant Agreement, the Warrants will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to availability of equitable remedies and subject to public policy limitations as to the enforceability of indemnifications obligations under certain circumstances;

(v)	when issued and sold by the Company against payment therefore pursuant to the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable; and
(vi)

when executed and delivered by the Company, the Representative’s Warrant will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to availability of equitable remedies.

This opinion is limited to: (i) the federal laws of the United States of America, including statutory provisions and reported judicial decisions interpreting those laws; (ii) the laws of the State of Texas, including statutory provisions, applicable provisions of the Texas Constitution and reported judicial decisions interpreting those laws; and (iii) with respect to the Representative’s Warrant only, the laws of the State of Oregon including statutory provisions, applicable provisions of the Oregon Constitution and reported judicial decisions interpreting those laws. This opinion supersedes and replaces our opinion dated December 21, 2009.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the related prospectus under the heading "Legal Matters." In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morse, Zelnick, Rose & Lander LLP

Morse, Zelnick, Rose & Lander LLP